Exhibit 99.6

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. We urge you to consider that statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and risk factors, our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under this “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. Actual results will most likely differ from those reflected in these statements, and the differences could be substantial. We disclaim any obligation to publicly update these statements, or disclose any difference between our actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Overview

Through Mobile Satellite Ventures LP (“MSV”) and its Canadian subsidiary Mobile Satellite Ventures Corp. (“MSV Corp.”), we are developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. Using an all-IP, open architecture, we believe our network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. Our current business plan envisions a “carrier’s carrier” wholesale model whereby our strategic partners and other wholesale customers can use our network to provide differentiated broadband services to their subscribers. We believe our planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access and create a wide variety of custom applications and services for consumers.

We currently offer a range of mobile satellite services (“MSS”) using two geostationary satellites (“GEOs”) that support the delivery of data, voice, fax and dispatch radio services. We are licensed by the United States and Canadian governments to operate in the L-band spectrum which we have coordinated for our use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. In operating our next generation integrated satellite-terrestrial network, we plan to allocate the use of spectrum between satellite and terrestrial service. Our spectrum footprint covers a total population of nearly 330 million. Our spectrum occupies a portion of the L-band and is positioned between the frequencies used today by terrestrial wireless providers in the United States and Canada. We were the first MSS provider to receive a license to operate an ancillary terrestrial component (“ATC”) network from the FCC. We were a major proponent of the FCC’s February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. These ATC licenses permit the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis.

Current Business

We currently provide switched and packet data service to approximately 30,000 units in service through a retail sales channel that includes a direct sales force, dealers and resellers. Many of these users are federal, state and local agencies involved in public safety and security that depend on our system for redundant and ubiquitous wireless services during daily operations and in the case of emergencies.

In addition to offering managed services to our core direct customer base, we also sell bulk capacity on a wholesale basis to service provider partners for special purpose networks. We provide service to approximately 170,000 more units in service through these indirect channels. A majority of these indirect users access our network for fleet management and asset tracking services through companies including Geologic Solutions, Inc., Wireless Matrix Corporation, Transcore Holdings, Inc. and SkyBitz, Inc.

We provide service in the United States and Canada using two nearly identical satellites. The first satellite is located at 101° WL. The second satellite, formerly owned by TMI and now owned by Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”), is located at 106.5° WL.

Company Structure

We conduct our business primarily through MSV and MSV Corp. Our intellectual property is predominantly held by MSV’s wholly-owned subsidiary, ATC Technologies, LLC. We have access to a Canadian L-band license held by MSV Canada, a corporation in which we hold combined direct and indirect ownership interests of 46.7%, through a capacity lease and other contractual rights. Our United States L-band spectrum license and satellite authorization, as well as the FCC licenses related to use, in the United States, of the Canadian licensed frequencies held by MSV Canada are held by MSV’s wholly-owned subsidiary, Mobile Satellite Ventures Subsidiary LLC.

MSV also wholly-owns MSV International, LLC for the purpose of pursuing business opportunities related to South America, along with two other wholly-owned subsidiaries organized for the purpose of pursuing future international and domestic business opportunities, which have no material current activity.

Consolidation of Ownership

On May 6, 2006, we entered into definitive agreements with certain other partners in MSV and the former minority stakeholders in our MSV Investors LLC subsidiary (“MSV Investors”) that, upon closing, resulted in the consolidation of majority ownership and control of MSV and Mobile Satellite Ventures GP Inc. (“MSV GP”), MSV’s general partner, by us, as well as our owning all of the equity interests in MSV Investors (the “MSV Exchange Transactions”). At the initial closing, which occurred on September 25, 2006, we issued an aggregate of 39,596,432 shares of our voting and non-voting common stock to a wholly owned subsidiary of Motient, other limited partners in MSV and the former minority stakeholders in MSV Investors in exchange for approximately 14.2 million limited partnership interests of MSV, all of the common stock of MSV GP and all of the equity interests in MSV Investors held by these parties, resulting in us owning 52% of MSV on a fully diluted basis and 78% of MSV GP. Pursuant to the terms of these transactions, Motient agreed to use its commercially reasonable efforts to distribute 25,478,273 shares of our common stock that it received to its common stockholders as soon as practicable following the initial closing. Prior to such distribution by Motient, these shares are non-voting.

On September 1, 2006, we agreed to allow Motient to distribute to TMI a portion of the shares of our non-voting common stock that it received in the initial closing in the event that TMI exchanges its shares of TerreStar Networks, Inc. (“TerreStar”) common stock for shares of Motient common stock. To the extent that at the time of the distribution Motient and TMI have executed an agreement to exchange such shares of TerreStar for shares of Motient common stock, but such exchange has not been consummated, Motient will withhold from the distribution to Motient’s common stockholders the number of shares of our non-voting stock sufficient to fulfill its agreement with TMI. Any shares of our common stock received by TMI pursuant to such arrangement will remain non-voting. Motient also has the right to exchange, until September 25, 2011, its remaining 6.7 million limited partnership interests of MSV for 18,855,144 shares of our non-voting common stock, which will be exchangeable for a like number of shares of our voting common stock upon the disposition of any such shares. If Motient has not exchanged these MSV interests prior to September 25, 2011, we have the right to require such interests to be exchanged for shares of our non-voting common stock at an exchange ratio reflecting the fair market value of such interests and our common stock on May 6, 2021. Following these subsequent transactions, we will own approximately 70% of MSV on a fully diluted basis and 78% of MSV GP.

On October 6, 2006, we also entered into an agreement to acquire the limited partnership interests of MSV and all of the common stock of MSV GP held by TMI in exchange for 21,393,355 shares of our non-voting common stock, which will be exchangeable for a like number of shares of our voting common stock upon the disposition of any such shares. This acquisition is expected to close on or before January 5, 2006 and will result in our owning 72% of MSV on a fully diluted basis (assuming that Motient has not yet exchanged any of its retained interests in MSV) and 100% of MSV GP.

We may acquire additional limited partnership interests of MSV if we negotiate and enter into exchange transactions with MSV option holders or any other limited partners in MSV, although no assurances can be given in this regard.

A group of related stockholders of Motient have recently filed a lawsuit against Motient and certain other defendants in the District Court of Travis County, Texas, seeking to enjoin the MSV Exchange Transactions and to rescind the exchange agreement between SkyTerra and Motient on grounds alleging, among other things, that Motient’s entry into the exchange agreement and Motient’s consummation of the MSV Exchange Transactions violate the Investment Company Act of 1940. The resolution of any of these claims in favor of this group of stockholders of Motient could negatively affect our ability to consummate subsequent exchanges and future distributions contemplated by the MSV Exchange Transactions or, to the extent consummated to date, lead to the rescission of such transactions. Motient has advised us that it intends to vigorously fight these claims and that it believes that these claims are without merit.

Notwithstanding the legal form of the MSV Exchange Transactions, the MSV Exchange Transactions have been accounted for as a reverse acquisition under the purchase method of accounting due to, among other things, the relative voting rights of the MSV and SkyTerra shareholder groups in the combined company after the MSV Exchange Transactions and the expected composition of senior management of the combined company. Accordingly, MSV has been considered the accounting acquirer for financial reporting purposes. As such, our historical financial statements prior to September 25, 2006 are the historical financial statements of MSV. The consolidated financial statements of MSV have been retroactively restated to reflect the recapitalization of MSV with the 39,596,432 shares of our common stock issued to MSV equity holders in the MSV Exchange Transactions.

TerreStar

In February 2002, MSV established TerreStar as a wholly-owned subsidiary to develop business opportunities related to the proposed receipt of certain licenses in the S-band. On May 11, 2005, MSV distributed all of the outstanding shares of common stock of TerreStar to its limited partners. The distribution was recorded at book value. Subsequent to the spin-off, as MSV no longer had an ownership interest in TerreStar, the results of TerreStar from its inception through May 11, 2005 are presented as discontinued operations. In connection with the distribution of the equity interests in TerreStar to MSV’s limited partners, MSV entered into a management services agreement whereby it agreed to provide TerreStar with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities and access to our respective facilities and services related thereto. Also, in connection with the TerreStar distribution, MSV’s employees retained their options to acquire shares of TerreStar common stock which continue to vest in accordance with the terms of such options. Continued employment with us will be deemed continued employment with TerreStar for purposes of vesting of such options. Based on communications with TerreStar management, we understand that these options became fully vested on September 25, 2006 as a result of a change of control of TerreStar resulting in us incurring approximately $1.3 million of equity-based compensation expense during the three months ended September 30, 2006. We also entered into a license agreement whereby we granted TerreStar a license to use some of our intellectual property for its S-band services.

Results of Operations for the Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005

Revenues

Revenues for the three months ended June 30, 2006 increased to $9.4 million from $7.5 million for the three months ended June 30, 2005, an increase of $1.9 million, or 25%. This increase was attributable to an increase in equipment sales of $1.6 million resulting from the completion and availability of our new mobile satellite terminals (G2) in March, 2006 and an increase in service revenue of $0.3 million.

Operating Expenses

Satellite Operations and Cost of Services

Satellite operations costs and cost of services include expenses related to the operation of our satellite wireless network including personnel related expenses, facility costs, and the cost of equipment sold. Operations costs for the three months ended June 30, 2006 were $5.8 million compared to $3.7 million for the three months ended June 30, 2005, an increase of $2.1 million or 58%. This increase was primarily the result of a $1.5 million increase for cost of equipment sold, due to an increase in equipment sales. Employee related expenses increased $0.6 million and facility and general expenses increased by $0.4 million due to an increase in staffing. Offsetting these increases was a reduction of $0.5 million for telemetry, tracking and control expenses.

Next Generation Expenditures

Next generation expenditures relate to the development and deployment of a next generation integrated satellite-terrestrial network. Next generation expenses increased $3.6 million or 127% to $6.4 million for the three months ended June 30, 2006 from $2.8 million for the three months ended June 30, 2005. During the three months ended June 30, 2006, employee related expenses increased by $0.6 million due to increased staffing. Legal and regulatory expenses increased $2.4 million of which $2.3 million relates to the write-off of our performance bond with the FCC as a result of the relinquishment of our South American satellite authorization. In addition, patent costs increased by $0.4 million.

Sales and Marketing

Sales and marketing costs include the cost of advertising, marketing and promotion, as well as the cost of new product development, relating to our current MSS business. Sales and marketing costs increased $0.1 million or 29% from $0.6 million for the three months ended June 30, 2005 to $0.7 million for the three months ended June 30, 2006, due to an increase in marketing efforts.

General and Administrative Expense

General and administrative expense includes finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions, excluding the costs related to development and deployment of the next generation integrated satellite-terrestrial network. General and administrative expenses for the three months ended June 30, 2006 were $3.4 million compared to $4.1 million for the three months ended June 30, 2005, a decrease of $0.7 million, or 16%. Equity-based compensation expense decreased by $0.6 million, primarily due to the effect of the modification of certain Directors’ options, which was recorded during the three months ended June 30, 3005. In addition, there was a $0.1 million decline in legal fees.

Depreciation and Amortization Expense

Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of our intangible assets. Our intangible assets and goodwill arose primarily as a result of our 2001 acquisition of the Motient and TMI satellite businesses. Depreciation and amortization expense for the three months ended June 30, 2006 was $3.3 million compared to $3.7 million in the three months ended June 30, 2005, a decrease of $0.4 million as a result of certain assets being fully depreciated in the three months ending June 30, 2006.

Other Income and Expenses

Interest Expense

Interest expense is comprised of the interest paid on our vendor note payable, and amortization of the discount and debt issuance costs on our senior secured discount notes. Interest expense for the three months ended June 30, 2006 increased to $15.0 million from $30,000 for the three months ended June 30, 2005, which was primarily the result of the issuance of senior secured discount notes on March 30, 2006. We expect that our interest expense, and therefore net loss, will continue to increase in 2006 and thereafter based on the accretion.

Interest Income

Interest income relates to interest we earn on cash, cash equivalents, restricted cash and short-term investments. Interest income for the three months ended June 30, 2006 increased to $6.4 million from $0.8 million for the three months ended June 30, 2005, an increase of $5.4 million. This increase was due to interest earned on funds received from issuing senior secured discount notes in March 2006 and to a lesser extent, improved yields on investments.

Management Fee from TerreStar

In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a Management Services & Shared Facilities Agreement, whereby we and TerreStar agreed to provide each other with certain management-related services and other services incident thereto, including, but not limited to, shared intellectual property development, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities as well as access to our respective facilities and services related thereto. The agreement may be terminated by either party with respect to any service upon 60 days’ written notice to the other party. The party receiving any services is obligated to reimburse the providing party for all costs of any services provided, including the portion of employee time associated with the services. For the three months ended June 30, 2006, we recognized $0.4 million of revenue related to services provided to TerreStar under this agreement as compared to $0.6 million of revenue for the three months ended June 30, 2005. The decrease was due to a lower level of research and development activity during the current period and a reduction of management-related services and fees.

Loss from Discontinued Operations

The results of operations of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $0.7 million for the three months ended June 30, 2005.

Results of Operations for the Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

Revenues

Revenues for the six months ended June 30, 2006 increased to $17.5 million from $14.7 million for the six months ended June 30, 2005, an increase of $2.8 million, or 19%, due to an increase in equipment sales of $2.8 million resulting from the completion and availability of our new G2 terminal.

Operating Expenses

Satellite Operations and Cost of Services

Operations costs for the six months ended June 30, 2006 were $10.8 million compared to $7.3 million for the six months ended June 30, 2005, an increase of $3.5 million or 47%. This increase was primarily the result of a $2.6 million increase for cost of equipment sold, due to an increase in equipment sales. Employee related expenses increased $1.1 million due to an increase in staffing. Facility and general expenses increased by $0.6 million primarily due to our increased rent expense for our expanded headquarters in Reston, and to a lesser extent, due to increased staffing. Offsetting these increases was a reduction of $0.9 million for telemetry, tracking and control and network maintenance expenses.

Next Generation Expenditures

Next generation expenditures relate to the development and deployment of a next generation integrated satellite-terrestrial network. Next generation expenses increased $2.1 million or 25% to $10.7 million for the six months ended June 30, 2006 from $8.6 million for the six months ended June 30, 2005. During the six months ended June 30, 2006, employee related expenses increased by $1.0 million due to increased staffing. Legal and regulatory expenses increased $2.4 million of which $2.3 million relates to the write-off of our performance bond with the FCC as a result of the relinquishment of our satellite license and patent costs increased by $0.8 million. These increases were offset by a reduction of research and development expenses by $2.0 million.

Sales and Marketing

Sales and marketing costs increased $0.1 million or 12% from $1.3 million for the six months ended June 30, 2005 to $1.4 million for the six months ended June 30, 2006, due to an increase in marketing efforts.

General and Administrative Expense

General and administrative expenses for the six months ended June 30, 2006 were $9.8 million compared to $8.9 million for the six months ended June 30, 2005, an increase of $0.9 million, or 10%. Equity-based compensation expense increased by $1.0 million. The six month period ended June 30, 2005 included $2.5 million of unit-based payment expense resulting from the change of control deemed to have occurred during the period. The six month period ended June 30, 2006 included $3.5 million of unit-based payment expense related to the modification of an executive’s employment agreement.

Depreciation and Amortization Expense

Depreciation and amortization expense for the six months ended June 30, 2006 was $7.2 million compared to $8.3 million in the six months ended June 30, 2005, a decrease of $1.1 million as a result of certain assets being fully depreciated in the six months ending June 30, 2006.

Other Income and Expenses

Interest Expense

Interest expense for the six months ended June 30, 2006 increased to $15.3 million from $0.1 million for the six months ended June 30, 2005, which was primarily the result of the issuance of senior secured discount notes on March 30, 2006. We expect that our interest expense, and therefore net loss, will continue to increase in 2006 and thereafter.

Interest Income

Interest income for the six months ended June 30, 2006 increased to $7.6 million from $1.4 million for the six months ended June 30, 2005, an increase of $6.2 million. This increase was due to interest earned on funds received and invested after issuing the senior secured discount notes in March 2006.

Management Fee from TerreStar

For the six months ended June 30, 2006, we recognized $1.1 million related to services provided to TerreStar as compared to $0.6 million for the six months ended June 30, 2005. As TerreStar was not spun off until May 2005, we received a management fee only for May and June of 2005.

Loss from Discontinued Operations

The results of operations of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $9.6 million for the six months ended June 30, 2005.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash, cash equivalents, short-term investments and accounts receivable. Our primary cash needs will be for working capital, capital expenditures and debt service and we believe that our existing cash resources will be sufficient to satisfy our anticipated cash requirements through at least the next 12 months. However, our ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We have financed our operations through the private placement of debt and equity securities and vendor financing. At June 30, 2006 we had $507.0 million of cash, cash equivalents and short-term investments compared to $112.2 million at December 31, 2005, excluding restricted cash. The outstanding balance on our vendor note payable was $0.6 million on June 30, 2006 compared to $0.7 million at December 31, 2005. The outstanding balance of our Senior Secured Discount Notes issued on March 30, 2006 was $451.7 million on June 30, 2006.

We estimate that the total cost to develop and construct the two satellite components of our next generation integrated satellite-terrestrial network in the United States and Canada, including the costs of the satellites, their launch, launch insurance, and associated ground segment will be approximately $1.1 billion. This estimate does not include approximately $250 million to construct a spare satellite that would not be launched (“ground spare”) but is required by the terms of our FCC authorization. While our ATC authorizations currently contemplate the construction of a ground spare, we expect to apply to the FCC for a waiver of this requirement based on our proposal to use the two new North American satellites as in-orbit spares for each other, replicating the manner in which we operate today with our existing satellites.

In addition, we will require significant additional funds to construct the terrestrial component of our network. We plan to pursue a top 50 market terrestrial footprint, and we expect that each market could require between $20 million and $60 million to establish terrestrial coverage. We estimate that the total cost to deploy the terrestrial portion of the network could range between $500 million and $2.6 billion depending on the choice of air interface technology, the number of markets deployed, the scope of the terrestrial build within each market and the targeted service offering (limited mobile, portable or fully mobile).

Our plan for a South American satellite, for which we have also contracted with Boeing, may cause us to incur additional expenditures of approximately $540 million, depending upon how such a plan is pursued. In May 2006 we entered into a letter agreement outlining the terms of an amendment to our contract with Boeing by accelerating by approximately eight months the construction, launch and operations of the two North American satellites, and deferring the construction and launch schedule for a South American satellite (MSV-SA) to the third delivery position. Such letter agreement, when finalized, may result in the potential loss of certain amounts that have been previously capitalized, although we believe that such potential loss is not probably and if such loss were to occur, would not have a material impact on our consolidated financial position or results of operations. As a result of this letter agreement, we were required to surrender its FCC authorization for MSV-SA to the FCC and forfeit the $2.25 million remaining balance on the performance bond associated with that authorization. To pursue construction and delivery of MSV-SA on the new schedule, we will be required to obtain a new FCC authorization for such satellite, which may not be granted.

The cost of building and deploying our next generation integrated satellite-terrestrial network could exceed these estimates. For example, if we elect to defer payments under our satellite construction contract and/or if we exercise certain options to buy additional satellites or other equipment or services, our costs for the satellite component of our network will increase, possibly significantly. The magnitude of the terrestrial wireless network capital requirement depends upon a number of factors including: choice of wireless technology; target applications (for more limited mobility to full mobility); the general pace of construction; and the efficiency of the business case in the initially deployed markets. We intend to manage the terrestrial wireless build-out to be as success-based as possible, thereby moderating capital requirements. However, we may not have control over each of these factors as our strategy involves working with various strategic and distribution partners who may have varying degrees of influence on these decisions in exchange for capital contributions and other commitments. In all scenarios, we will require significant additional capital, beyond our current resources.

We will need significant additional financing in the future. This additional financing may take the form of loans under a credit facility, the issuance of bonds or other types of debt securities, the issuance of equity securities or a combination of the foregoing. Debt or additional equity financing may not be available when needed on terms favorable to us or at all. Any debt financing we obtain may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. We may also be subject to significant interest expense under the terms of any debt we incur.

We continued to make payments to Boeing under the original contract, as accelerated, and contemplated in the letter agreement. As a result of the letter agreement there will be a revised payment plan. We expect future maximum contractual payments under this contract, including all potential performance incentives and related interest payments on the incentives, not including options or full construction for MSV-SA, are as follows for the years ended December 31, (in thousands):

2006	$88,360
2007	267,270
2008	190,690
2009	74,970
2010	14,056
Thereafter	178,532

$813,878

Senior Secured Discount Notes

In March 2006, MSV issued Senior Secured Discount Notes, with an aggregate principal amount of $750.0 million at maturity, generating gross proceeds of $436.2 million. Interest on the notes will accrete from the issue date at a rate of 14.0% per annum, until they reach full principal amount at April 1, 2010 (the “Senior Secured Discount Notes”). All of MSV’s domestic subsidiaries, MSV Corp. and MSV Canada, a consolidated variable interest entity for which MSV is the primary beneficiary, jointly and severally guarantee the Senior Secured Discount Notes. We will be required to accrue and pay cash interest on the notes for all periods after April 1, 2010 at a rate of 14.0% per annum, and cash interest payments will be payable in arrears semiannually on April 1 and October 1, commencing on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. We may redeem some or all of the Senior Secured Discount Notes anytime after April 1, 2010 at a redemption price starting at 107% of the accreted value of the Senior Secured Discount Notes and declining to par after April 1, 2012. In addition, at any time before April 1, 2009, we may redeem up to 35% of the aggregate principal amount at maturity of the Senior Secured Discount Notes with the net proceeds of certain equity offerings at a redemption price equal to 114.0% of the accreted value of the Senior Secured Discount Notes plus interest, if any, if at least 65% of the originally issued aggregate principal amount of the Senior Secured Discount Notes remain outstanding. At any time before April 1, 2010, we may redeem all or a portion of the Senior Secured Discount Notes on one or more occasions at a redemption price equal to 100% of the accreted value plus a premium computed using a discount rate equal to the rate on United States Treasury securities maturing on or about April 1, 2010 plus 50 basis points. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require us to repurchase all or a portion of its Senior Secured Discount Notes at a price of

101% of the accreted value, plus, after April 1, 2010, accrued interest. The Senior Secured Discount Notes are secured by substantially all of our assets and rank equally in right of payment with our vendor note payable.

The terms of the Senior Secured Discount Notes require MSV to comply with certain covenants that restrict some of its corporate activities, including its ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. In addition, MSV is required to maintain a minimum leverage ratio of 6.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the lenders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. MSV was in compliance with the covenants of the Senior Secured Discount Notes as of June 30, 2006.

Recently Adopted Accounting Standards

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), a revision of SFAS No. 123. SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R) using the prospective transition method, as we had primarily used the minimum-value method for disclosure only purposes. Accordingly, we record equity-based compensation expense for all awards granted and modified after January 1, 2006 under the provisions of SFAS No. 123(R). Before January 1, 2006 we accounted for equity-based awards using the intrinsic value method as allowed by Accounting Principles Board (“APB”) Opinion No. 25. We will continue to recognize equity-based compensation expense for all awards granted to employees prior to January 1, 2006 that are unvested on January 1, 2006 based on their intrinsic value on the grant date. For all options granted or modified after January 1, 2006, we will recognize compensation expense based on their fair value. We estimated fair value using the Black-Scholes-Merton pricing model, and assumed a weighted average volatility of 47.7% for the six months ended June 30, 2006, based on our analysis of comparable public companies, including those that hold limited partner interests in MSV. In addition, we recognized equity-based compensation expense of approximately $951,000 for grants of TerreStar options to certain employees made prior to the spin-off of TerreStar for the six months ended June 30, 2006. If the potential consolidation of ownership described above were consummated we expect to incur approximately $1.3 million of equity-based compensation expense for TerreStar options, as a result of accelerated vesting of these options due to a change of control.

As we adopted SFAS No. 123(R) using the prospective method, there is no impact to our financial position as of December 31, 2005 or June 30, 2006. As of June 30, 2006, the total equity-based compensation expense related to non-vested unit options not yet recognized was $10.1 million, which we expect to recognize over the weighted average period of approximately 2.5 years, based on the current vesting schedule. We expect to recognize equity-based compensation expense of $3.0 million during the remainder of 2006, although the ultimate impact may change depending on the occurrence of future events and levels of equity-based awards in the future.